June 26, 1996

Mr. Jerry Noonan
79 Stone Hedge Drive
Basking Ridge, NJ  07920

Dear Jerry:

We are delighted to be able to offer you a senior executive position with Polaroid Corporation. This will serve to confirm our agreements and the arrangements under which you will be joining us.

Your title will be Vice President and General Manager, North America for Consumer Group, reporting to the Executive Vice President, Consumer Group. Your salary will be $275,000 per year ($22,917/month) and we expect you will be joining us on or about August 5, 1996.

BONUS

Immediately upon joining us, you will receive a sign-on bonus of $135,000.

You will be immediately enrolled in the Executive Bonus Plan. This plan pays a percentage of salary as a bonus opportunity target if the Company achieves its financial plan. Your bonus opportunity target will be 40% of your earnings based on 100% attainment of the financial plan. Your bonus for the year 1996, payable in February 1997, will be no less than $100,000 irrespective of the Company's financial performance in 1996.

STOCK OPTIONS - HIRING GRANT

You will be granted 56,000 non-dividend paying stock options upon hire, which will be vested in accordance with the rules governing the Polaroid Stock Incentive Plan. You will receive an Agreement which sets forth the terms of this grant shortly after you join the Company.

LONG TERM INCENTIVE PLAN

You will be a participant in our Long Term Incentive Plan (LTIP) which enables key employees to increase their ownership in the Company. Specifically, you will have the opportunity to receive a annual stock options and performance share grants at the Vice President level. These grants should provide an annual opportunity to earn as much as your proposed base salary.

RETIREMENT PLANS

You are immediately eligible to make 401(k) and voluntary after tax contributions through our Polaroid Profit Sharing Retirement Plan. You will also be eligible to participate in the Polaroid Pension Plan (five-year vesting) which is a Company-paid defined benefit plan.

Additionally, in January, 1997. Polaroid Corporation will place $55,000 in your account in our Non-Qualified Deferred Compensation Plan. This plan allows executives and officers to defer part of their Annual compensation at competitive, guaranteed interest rates until retirement or a specific date.

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You will be given the opportunity to decide on the length of your deferral option but it must be at least five years. If you were to terminate for any reason from Polaroid Corporation, you would immediately receive a full distribution of benefits from this plan.

RELOCATION

Expenses in connection with your relocation from New Jersey to Massachusetts will be reimbursed in accordance with the Home Equity Relocation Plan. Attachment (A) is a summary of the relocation benefits you will receive under this plan. Additionally, you will be reimbursed for any non-refundable, prepaid private school tuition payments incurred because of your relocation.

VACATION AND BENEFITS

You will be entitled to four weeks vacation each year starting in 1996. Of course, you will participate in all other health, medical, dental, life and disability benefit programs and receive employment perquisites on a basis consistent with other Polaroid executives.

Please complete the enclosed Health History Questionnaire and return it to the Polaroid Medical Department, 565 Technology Square-6, Cambridge, MA 02139 at your earliest convenience. Please call the Medical Department at (617) 386-9000 to arrange your physical examination.

TERMINATION OF EMPLOYMENT

If your employment is terminated at your initiative within sixty (60) months of your hiring date due to a reassignment by Polaroid to a position of significantly lesser responsibility, relocation outside of the Boston metropolitan area without your consent, or the resignation of Gary DiCamillo, you will receive a lump sum severance payment of twenty-four (24) months pay and all stock options granted to such date will be fully vested. This severance payment will be based upon your monthly base pay rate on the date of your termination. Additionally, the Company will provide medical, dental and life insurance coverage for two years at current employee group rates.

Notwithstanding the foregoing, if your employment is terminated for cause, you will not be entitled to receive such severance and all options shall be immediately forfeited.

TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL

As soon as you become employed with the Company, you will be a participant in the Polaroid Extended Severance Plan. As a Participant in this Plan, if your employment is terminated after a "Change in Control" under the terms or conditions set forth in the Plan, you will be eligible to receive an "Extended Severance Payment," which is no less than twenty-four months compensation and two years medical, dental and life insurance coverage to employee group rates. The terms used in this paragraph are defined in the Plan. I have enclosed a copy of the Plan document. Please note the following in the Plan Document (A) Part
1.09 defines compensation and, in particular, Section H says Annual Bonus, assuming (100%) of corporate performance objectives were met, is part of compensation (B) Part 5.02 defines welfare benefits and says a participant receives two years medical, dental and life insurance at group rates and (C)
Part 5.03, last sentence, says this employment contract which guarantees you twenty-four months of "compensation" supersedes provisions of the plan.

Immediately following a "Change in Control" all stock options granted to such date shall become fully vested. I have enclosed the Polaroid Stock Incentive Plan, which on page 17 has the "Change in Control" provisions.


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Notwithstanding the foregoing, in the event that your termination of employment after "Change in Control" and the aggregate of all payments and benefits you receive under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the benefits paid under this Agreement shall be reduced to the maximum amount (if any) that can be so provided without any portion of the Aggregate Payment being subjected to any excise tax imposed by Section 4999 of the Code ("Excise Tax"). The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid shall be made by the regular independent auditor of the Company. (Sorry for the "legalese", but these are the tax rules.)

CONFIDENTIALITY AGREEMENT

Your agreement is contingent upon your signing our standard confidentiality and patent assignment agreement, a copy of which was mailed to you previously.

If these terms are acceptable to you, please sign and date the duplicate copy of this letter, and return it to me.

Jerry, we are all extremely impressed with you personally and professionally. I feel confident that you will be a valuable addition to Polaroid Corporation, and look forward to having you continue your strong career path as Vice President and General Manager, North America.

                                         Sincerely,

                                         /s/ GARY T. DICAMILLO
                                             -----------------
                                             GARY T. DICAMILLO
                                             Chairman and
                                             Chief Executive Officer

I accept the terms and conditions as outlined in this letter.

/s/ JERRY NOONAN                          June 2, 1996
    ------------                          ------------
    JERRY NOONAN                          Date